Exhibit 99.1

Fennec Pharmaceuticals Set to Join Russell 3000 Index

Research Triangle Park, NC, June 11, 2018 – Fennec Pharmaceuticals Inc. (NASDAQ: FENC, TSX: FRX), a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate (STS)) for the prevention of platinum-induced ototoxicity in pediatric patients, announced today it is set to join the broad-market Russell 3000® Index at the conclusion of the Russell US Indexes annual reconstitution, effective after the US market opens on June 25, according to a preliminary list of additions posted June 8.

Annual Russell US Indexes reconstitution captures the 4,000 largest US stocks as of May 11, ranking them by total market capitalization. For Fennec, membership in the Russell 3000® Index, which would remain in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell US Indexes primarily by objective, market-capitalization rankings and style attributes.

Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell US Indexes. Russell US Indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. Fennec has an exclusive license agreement with OHSU for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans. For more information, please visit www.fennecpharma.com.

About FTSE Russell:

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

Forward looking statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2017. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

The scientific information discussed in this news release related to PEDMARKTM is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration, Health Canada or other regulatory and no conclusions can or should be drawn regarding the safety or effectiveness of such product candidate.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144